Exhibit 10.1

FIRST AMENDMENT TO THE

RITHM CAPITAL CORP. 2023 OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the Rithm Capital Corp. 2023 Omnibus Incentive Plan (the “Plan”) is made as of April 9, 2026, subject to approval by the Company’s stockholders at the 2026 annual meeting of stockholders. Any capitalized term that is used but not defined herein shall have the meaning ascribed to such term in the Plan.

WHEREAS, pursuant to Section 15 of the Plan, the Board, acting as the Administrator, may amend the Plan at any time, provided that no such amendment shall be made that would impair the rights of a Participant under any outstanding Award without such Participant’s consent; and

WHEREAS, the Board, acting as the Administrator, has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the Company’s stockholders:

Section 1. The first sentence of Section 4(a) of the Plan is hereby amended and restated in its entirety as follows:

“Subject to Section 4(b) hereof, the maximum number of shares of Common Stock reserved for issuance under the Plan shall be 69,240,000 Shares, less one Share for every Share subject to an Award granted under the Plan on or after April 1, 2026 and prior to the 2026 annual meeting of stockholders.”

Section 2. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 3. Except as amended above, the Plan shall remain in full force and effect.